Exhibit 10.1
MULTI-TENANT INDUSTRIAL TRIPLE NET LEASE

Effective Date: March 20, 2013
BASIC LEASE INFORMATION
Landlord:	River Ridge Crossdock 700, LLC an Indiana limited liability company

Landlord's Address For Notice:	River Ridge Crossdock 700, LLC 2404 Belknap Beach Road Prospect, Kentucky 40059 Telephone: 502-566-0300 Email: jtinnell@crossdockdevelopment.com

Landlord's Address For Payment of Rent:	River Ridge Crossdock 700, LLC P.O. Box 827 Prospect, Kentucky 40059 Telephone: 502-645-0916

Tenant:	The Standard Register Company

Tenant's Address For Notice:	The Standard Register Company 600 Albany Street Dayton, Ohio 45417-3405 Attn: Gerard D. Sowar, Vice President, General Counsel and Secretary Phone: 937-221-1940

With a copy to:	The Standard Register Company 600 Albany Street Dayton, Ohio 45417-3405 Attn: David Clapper, Director Facilities Management and Safety Phone: 937-221-3300

Project:	River Ridge Commerce Center; which is the Property depicted on Exhibit A, and does not include adjacent property.

Building:	700 Patrol Road Jeffersonville, IN; containing approximately 450,535 rentable square feet

Premises:	Approximately 335,535 rentable square feet as shown in Exhibit A.

Premises Address:
Street:	700 Patrol Road
City and State:	Jeffersonville, Clark County, IN

Term:	Eighty-Eight (88) months, ending July 31, 2020, subject to Section 3.1

Tenant Fixturing Period Date:	Effective Date, Tenant to place utilities in their name upon occupancy
Lease Commencement Date:	April 1, 2013, subject to Section 2.1

Rent Commencement Date:	August 1, 2013, subject to Section 2.1
Net Rent:	Months 1- 4 5-52 53-64 65-88	Monthly Net Rent $0.00 based on Net Rent abatement* $96,466.31 $99,262.44 $102,058.56	Net Rent PSF $0.00* $3.45 $3.55 $3.65
*Subject to abatement of Net Rent during the Net Rent Abatement Period as provided in Section 19.

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Tenant's Share:	74.47% of the Building

Operating Expenses and Taxes:	Estimated Combined Reimbursement for Tenant's Share of 2013 Operating Expenses and Taxes is $.69 PSF, and it will be paid as “Additional Rent”.

Additional Rent:	$231,519/yr or $19,293.25/month beginning on the Lease Commencement Date (projected to be April 1, 2013), subject to Section 7.

Security Deposit:	None

Brokers:	Landlord's Broker:CBRE/Louisville Tenant's Brokers:NAI Fortis Group FIK Investment Corp.; Chicago, Illinois, Attn: Kareem Fikri
Lease Year:	Shall refer to each twelve month period during the Term commencing on the Rent Commencement Date.

Permitted Uses:
General warehousing and distribution and related general office use, kitting operations and production of color and black and white digital print products. No other uses shall be permitted without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, provided that the parties hereby agree that, by way of example only and without limitation, it shall be reasonable for Landlord to withhold such consent to a change in use which would result in increased risk of liability to Landlord from the operation of business from the Premises (including, without limitation, increased risk of liability relating to Hazardous Materials).

Option to Expand:	An option to expand described in Section 21.

Option to Terminate:	An option to terminate described in Section 22.

Guarantor(s):	None

EXHIBITS
A    Premises
B    Work Letter
B-1    Specifications for Work
C    Commencement Date Memorandum
D    Prohibited Uses
E    Rules and Regulations (Existing Covenants, Conditions and Restrictions)
F    Schedule of Required Maintenance Contracts
G    Landlord's Lien Waiver
H    Subordination, Nondisturbance and Attornment Agreement

The Basic Lease Information set forth above and the Exhibits attached hereto are incorporated into and made a part of the following Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the provisions of the Lease, the latter shall control.
LANDLORD    /s/ LCW AND TENANT /s/ JPM AGREE.
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Table of Contents

1.	PREMISES	1
2.	TERM.	1
3.	RENT.	1
4.	UTILITIES.	2
5.	TAXES.	2
6.	OPERATING EXPENSES.	4
7.	ESTIMATED EXPENSES/ADDITIONAL RENT.	4
8.	INSURANCE.	5
9.	REPAIRS AND MAINTENANCE.	8
10.	ALTERATIONS.	9
11.	USE.	10
12.	ENVIRONMENTAL MATTERS.	10
13.	DAMAGE AND DESTRUCTION.	11
14.	EMINENT DOMAIN.	13
15.	DEFAULT.	14
16.	ASSIGNMENT AND SUBLETTING.	16
17.	ESTOPPEL, ATTORNMENT AND SUBORDINATION.	16
18.	MISCELLANEOUS.	17
19.	NET RENT ABATEMENT PERIOD.	20
20.	LEASE CONTINGENCIES.	20
21.	OPTION TO EXPAND.	20
22.	OPTION TO TERMINATE LEASE.	20
23.	RIGHT OF FIRST REFUSAL.	21
24.	COUNTERPARTS.	21

1.	PREMISES

1.1    Premises. Landlord hereby leases to Tenant the Premises as shown on Exhibit A attached hereto. Tenant acknowledges that the Premises are acceptable for Tenant's use (subject to obligations undertaken in the Work Letter attached as Exhibit B), and Tenant acknowledges that, except as set forth in the Work Letter, neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant's use upon which Tenant has relied directly or indirectly for any purpose.

1.2    Parking. Landlord grants Tenant the exclusive right to use up to 304 parking spaces, in the area shown on Exhibit A (“Tenant's Exclusive Parking Area”).

1.3    Common Area. Tenant may, subject to rules made by Landlord, use the following areas ("Common Area") in common with Landlord and other tenants of the Project, if any: refuse facilities, landscaped areas, parking areas and driveways shown on Exhibit A, and any other roadways necessary for access to the Premises, and other common facilities designated by Landlord from time to time for the common use of all tenants of the Project.

1.4    Reserved Rights. Landlord reserves the right to enter the Premises upon reasonable notice to Tenant (or without notice in case of an emergency) in order to undertake the following all without abatement of rent or liability to Tenant, so long as Landlord employs commercially reasonable efforts to avoid obstructions and disturbance to Tenant's business operations: inspect the Premises and/or the performance by Tenant of the terms and conditions hereof; make such alterations, repairs, improvements or additions to the Premises as required or permitted hereunder; change boundary lines of the Common Areas; install, use, maintain, repair, alter, relocate or replace any pipes, ducts, conduits, wires, equipment and other facilities in the Common Area or the Building; grant easements on the Project, dedicate for public use portions thereof and record amendments to the covenants, conditions and restrictions ("CC&Rs") affecting the Building, so long as such amendments do not unreasonably or materially interfere with Tenant's use of the Premises or impose additional material monetary obligations on Tenant; change the name of the Project; affix reasonable signs and displays; and, during the last six (6) months of the Term, place signs for the rental of, and show the Premises to prospective tenants. A copy of the existing CC&R's is attached as Exhibit E.

2.	TERM.

2.1    Commencement Date / Rent Commencement Date. The Term of the Lease shall commence on the first day of April 2013, subject to the requirements of this Section (the “Commencement Date”), and payment of Net Rent shall commence 4 months later (which the parties anticipate will be the first day of August 2013, the "Rent Commencement Date") and shall continue in full force and effect for the period of time specified as the Term or any earlier date when this Lease is terminated as otherwise provided herein. The Premises shall be deemed to be "Substantially Complete" on the date on which Landlord completes the “Landlord's Work” defined in the Work Letter. The terms of the Tenant's Specifications are further described in Exhibit B-1. If, for any reason, Landlord has not completed Landlord's Work by the target Commencement Date of April 1, 2013, Tenant will have the right to delay the Commencement Date until the date Landlord's Work is Substantially Complete, in which case the Rent Commencement Date will be the 123rd day after the Commencement Date (for example, if the Commencement Date is April 5, the Rent Commencement Date will be August 5). In any case, as soon as possible after Landlord's Work is Substantially Complete, the parties will execute and deliver a Commencement Date Memorandum in the form attached hereto as Exhibit C acknowledging (i) the Commencement Date, (ii) the final square footage of the Premises, (iii) Tenant's acceptance of the Premises, and (iv)the Rent Commencement Date.

3.	RENT.

3.1    Rent. Tenant shall pay to Landlord, at Landlord's Address for Payment of Rent designated in the Basic Lease Information, or at such other address as Landlord may from time to time designate in writing to Tenant for the payment of Net Rent, and Additional Rent as defined herein, in advance on the Rent Commencement Date, and then on the first day of each successive calendar month for the remainder of the Term (except as otherwise provided in this Lease). Landlord agrees that Tenant may fulfill this obligation by making electronic payments through the Automated Clearing House (ACH) Network, and, at Tenant's request, Landlord will cooperate with Tenant to set up the ACH payment arrangement. It is intended that this Lease be a "triple net lease." Except as expressly provided to the contrary in this Lease, Tenant has no right to require Landlord to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises or the Project. If during an extension of the Lease, the Term commences (or ends) on a date other than the first (or last) day of a month Net Rent shall be prorated on the basis of a thirty (30) day month. All sums other than Net Rent which Tenant is obligated to pay under this Lease shall be deemed to be additional rent due hereunder (“Additional Rent”), whether or not such sums are designated Additional Rent and, together with the Net Rent, shall be due and payable to Landlord commencing on the Commencement Date. The term "Rent" means the Net Rent and all Additional Rent payable hereunder.

3.2    Late Charge and Interest. The late payment of any Rent will cause Landlord to incur additional costs, including administration and collection costs and processing and accounting expenses and increased debt service ("Delinquency Costs"). Landlord shall notify Tenant if it has not received the monthly Rent by the 3rd day of any given month. If Landlord has not received any installment of Rent within five (5) days after such notice is given Tenant, Tenant shall pay a late charge of three percent (3%) of the delinquent amount, which is agreed to represent a reasonable estimate of the Delinquency Costs incurred by Land-lord.

3.3    Security Deposit. Tenant shall not be responsible to pay a Security Deposit.

4.	UTILITIES.

Tenant shall pay all charges for heat, water, sewerage, storm water, gas, electricity, telephone and any other utilities used on or provided to the Premises. Landlord shall not be liable to Tenant for interrup-tion in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement, unless such interruption or curtailment is caused by Landlord's negligence or willful misconduct. Landlord shall, at its sole cost and expense, cause the Premises to be separately metered for electricity, gas, water and sewer.

Notwithstanding anything to the contrary contained in this Lease, during the period from the Tenant Fixturing Period Commencement Date through to the expiration of the Term of the Lease, if Tenant is actually prevented from using all or a material portion of the Premises as a result of (i) an interruption in essential utility services to the Premises which is the fault of Landlord or Landlord's employees, agents or contractors, (ii) Landlord's actions in entering upon the Premises (other than in exercising any remedy or curing any Tenant failure to perform in accordance with this Lease), or (iii) Landlord's failure to perform its maintenance and repair obligations under this Lease as and when due hereunder, and which prevention from use is not cured by Landlord within ten (10) consecutive business days following Landlord's receipt of written notice thereof from Tenant stating Tenant's intent to receive an abatement, then Net Rent and Tenant's obligation for payment of Tenant's Share of Operating Expenses and Real Property Taxes shall thereafter be equitably abated based upon the portion of the Premises which Tenant is so prevented from using, until and to the extent that Tenant is no longer so prevented from using such portion of the Premises as a result of the applicable item described in clause (i), (ii) or (iii) above. Notwithstanding the foregoing, the provisions of Section 13 below and not the provisions of this Section 4 shall govern in the event of casualty damage to the Premises or Project and the provisions of Section 14 below and not the provisions of this Section 4 shall govern in the event of condemnation of all or a part of the Premises or Project.

5.	TAXES.

5.1    Real Property Taxes. Beginning on the Commencement Date (projected to be April 1, 2013), Tenant shall pay to Landlord Tenant's Share of the Real Property Taxes for each full or partial calendar year during the Lease Term, payable monthly, as provided in Section 7.1.

5.2    Definition of Real Property Taxes. "Real Property Taxes" shall be the sum of the following: all real property taxes, assessments, supplementary taxes, escape taxes, possessory-interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, special taxes, fees and/or charges assessed or otherwise payable under any community facilities district, special service district or any other special taxing district or authority, annual or periodic license or use fees, excises, transit and traffic charges, housing fund assessments, open space charges, childcare fees, school, sewer and parking fees or any other assessments, levies, fees, exactions or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen (including fees "in-lieu" of any such tax or assessment) which are assessed, levied, charged, conferred or imposed by any public authority upon the Project (or any real property comprising any portion thereof) or its opera-tions, together with all taxes, assessments or other fees imposed by any public authority or quasi-public authority upon or measured by any Rent or other charges payable hereunder, including any gross receipts tax or excise tax levied by any governmental authority with respect to receipt of rental income, or upon, with respect to or by reason of the development, possession, leasing, operation, management, main-tenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or documentary transfer taxes upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises, together with any tax imposed in substitution, partially or totally, of any tax previously included within the aforesaid definition or any additional tax the nature of which was previously included within the aforesaid definition, together with any and all costs and expenses (including, without limitation, attorneys, administrative and expert witness fees and costs) of challenging any of the foregoing or seeking the reduction in or abatement, redemption or return of any of the foregoing, but only to the extent of any such reduction, abatement, redemption or return. All references to Real Property Taxes during a particular year shall be deemed to refer to taxes accrued during such year, including supplemental tax bills regardless of when they are actually assessed and without regard to when such taxes are payable. The obligation of Tenant to reimburse Landlord for Tenant's Share of Real Property Taxes (including, without limitation, any supplemental taxes) relating in whole or in part to a part of the Term of this Lease shall survive the expiration or early termination of this Lease. Tenant will not be permitted to file any property tax assessment appeal, except as provided in the following paragraph. Nothing con-tained in this Lease shall require Tenant to pay any franchise, corporate, estate or inheritance tax of Landlord, or any income, profits or revenue tax or charge upon the net income of Landlord, or any amounts that Landlord is not required to pay to the taxing authority for any reason (for example, due to abatements, incentives and other benefits in effect at any time during the Term). For clarity, the parties confirm that Tenant will be credited with the full amount (100%) of all incentives Tenant receives from the State of Indiana, as provided in Section 20 of this Lease; and Tenant will be credited with (or otherwise receive) Tenant's Share of the benefit of any other abatements and incentives procured by Landlord. Real Property Taxes for partial years, if any, falling within the Term shall be prorated (so that Tenant is not liable for Real Property Taxes relating to the period prior to the Possession Date or relating to the period following the expiration of the Term). Tenant's obligations for Real Property Taxes for the last full and/or partial year(s) of the Term shall survive the expiration or early termination of the Lease.

If in Landlord's reasonable judgment the assessed value of the Building or the land for Real Property Tax purposes is higher than the actual fair market value, Landlord shall have the right to appeal or institute such other proceedings as it may consider appropriate to effect a reduction or abatement in any Real Property Tax levied upon the Building and/or the land. If Landlord does not so elect to undertake such an appeal or institute such other proceedings, at Tenant's option, Tenant may, at Tenant's cost and expense, appeal or institute such other proceedings as it may consider appropriate to effect a reduction or abatement in any Real Property Tax levied upon the Building and/or the land upon which the Building is located. If Tenant undertakes such an appeal, Landlord shall reasonably cooperate with Tenant in making such appeal, provided that Landlord shall be under no obligation to incur any expenses or other liabilities in doing so and Tenant shall reimburse Landlord upon demand for all reasonable, out-of-pocket expenses incurred by Landlord in connection therewith. In the event that a “Net Refund” (as hereinafter defined) is obtained for any Real Property Tax for which Tenant previously reimbursed Landlord, Landlord shall promptly pay Tenant its pro rata share of such Net Refund. As used herein, the term “Net Refund” shall mean the amount of any refund of Real Property Taxes less amounts incurred by Landlord in obtaining such Net Refund.

5.3    Personal Property Taxes. Prior to delinquency, Tenant shall pay all taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and other personal property located and/or installed on the Premises by Tenant; and Tenant shall provide Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced by Landlord.

6.    OPERATING EXPENSES.

6.1    Operating Expenses. Beginning on the Commencement Date (projected to be April 1, 2013) Tenant shall pay to Landlord Tenant's Share of the Operating Expenses for each full or partial calendar year during the Lease Term, payable monthly, as provided in Section 7.1.

6.2    Definition of Operating Expenses. "Operating Expenses" means the total costs and expenses incurred by Landlord in the ownership, operation, maintenance, repair and management of the Common Area and the Building, including, but not limited to, repair, maintenance, utility costs and landscaping of the Common Area, including, but not limited to, any and all costs of maintenance, repair and replacement of all driveways (including, sweeping, striping and slurry coating), loading and unloading areas, trash areas, outdoor lighting, sidewalks, walkways, snow removal, landscaping (including, without limitation, tree trimming), irrigation systems, monument signs, fences and gates, and other costs which are allocable to the Building or the real property of which the Premises are a part including any costs under the terms of any CC&Rs affecting the real property, insurance deductibles and the costs relating to the insurance maintained by Landlord with respect to the Building, including, without limitation, Landlord's cost of any self insurance deductible or retention in any year); trash collection; and capital improvements made to or capital assets acquired for the Building after the Commencement Date that are intended to reduce Operating Expenses or are reasonably necessary for the health and safety of the occupants of the Project or are required under any governmental law or regulation, which capital costs, or an allocable portion thereof, shall be amortized over the period reasonably determined by Landlord, together with interest on the unamortized balance at no greater than eight percent (8%) per annum; and (g) any other costs incurred by Landlord related to the Project. Operating Expenses shall also include an administrative fee to Landlord for accounting and project management services relating to the Building in an amount not to exceed three percent (3%) of the sum of Net Rent (i.e. management fees and salaries will be calculated at 3% of Net Rent).

Operating Expenses shall not include (i) replacement, structural repairs allocated to Landlord in Section 9.2 of this Lease (for example, repairs to the roof including gutters, the exterior walls of the Building and any other structural components of the Building); (ii) repairs to the extent covered by insurance proceeds, or paid by Tenant or other third parties; (iii) alterations solely attributable to tenants of the Project other than Tenant; (iv) costs or expenses allocated to Landlord in other provisions of this Lease (for example, repairs assigned to Landlord in Section 8 of the Work Letter and capital costs allocated to Landlord in Section 11 of this Lease); or (v) marketing expenses.

Landlord agrees to limit any increases in Tenant's Share of controllable Operating Expenses (i.e. all Operating Expenses excluding common utilities, Real Property Taxes, snow removal and insurance premiums). Tenant will pay the actual amount of controllable Operating Expenses during the first Lease Year; but increases in all subsequent Lease Years during the Term will be limited to 5% in any given year, cumulative and compounding. For example, Tenant's Share of controllable Operating Expenses during the second Lease Year will not, under any circumstances, be greater than 105% of the amount charged to Tenant for controllable Operating Expenses during the first Lease Year; and Tenant's Share of controllable Operating Expenses during the third Lease Year will not, under any circumstances, be greater than 110% of the amount charged to Tenant for controllable Operating Expenses during the first Lease Year, etc.

7.	ESTIMATED EXPENSES/ADDITIONAL RENT.

7.1    Payment. "Estimated Expenses" for any particular year shall mean Landlord's estimate of Operating Expenses and Real Property Taxes for that calendar year. Tenant shall pay Tenant's Share of the Estimated Expenses with installments of Net Rent in monthly install-ments of one-twelfth (1/12th) thereof on the first day of each calendar month during such year. These monthly installments are referred to as Additional Rent in the Basic Lease information Sheet. If at any time Landlord determines that Operating Expenses and Real Property Taxes are projected to vary from the then Estimated Expenses, Landlord may, by notice to Tenant, revise such Estimated Expenses, and Tenant's monthly installments for the remainder of such year shall be adjusted so that by the end of such calendar year Tenant has paid to Landlord Tenant's Share of the revised Estimated Expenses for such year.

7.2    Adjustment. "Operating Expenses and Real Property Taxes Adjustment" (or "Adjustment") shall mean the difference between Tenant's Share of Estimated Expenses and Tenant's Share of Operating Expenses and Real Property Taxes for any calendar year. After the end of each calendar year, Landlord shall deliver to Tenant a statement of Tenant's Share of Operating Expenses and Real Property Taxes for such calendar year, accompanied by a computation of the Adjustment, together with supporting data. If Tenant's payments are less than Tenant's Share, then Tenant shall pay the difference within 45 days after receipt of such statement. Tenant's obligation to pay such amount shall survive the expiration or termination of this Lease. If Tenant's payments exceed Tenant's Share, then (provided that Tenant is not in default), Landlord shall credit such excess amount to future installments of Tenant's Share for the next calendar year (except that after the last year of the Term, Landlord shall write a check for any such excess amount). If Tenant is in default, Landlord may, but shall not be required to, credit such amount to Rent arrearages. If during any calendar year the Building is not at least 100% occupied, Operating Expenses for such year shall be calculated based on a 100% occupancy rate for the Building.

7.3    Audit Rights. In the event of any dispute as to the amount of Tenant's Share of Operating Expenses, Tenant will have the right, by prior written notice ("Audit Notice") given within ninety (90) days ("Audit Period") following receipt of an actual statement of Operating Expenses ("Actual Statement"), to audit Landlord's accounting records with respect to Operating Expenses relative to the year to which such Actual Statement relates. The audit shall be conducted by an accounting firm engaged by Tenant and shall be conducted at the office of Landlord at which records are kept or, at Landlord's election, the office of Landlord's property manager (if any). The audit shall be conducted at reasonable times during normal business hours. In no event will Landlord or its property manager be required to (i) photocopy any accounting records or other items or contracts (but Tenant and its agents will be permitted to make photocopies, at their expense), (ii) create any ledgers or schedules not already in existence, (iii) incur any costs or expenses relative to such inspection, or (iv) perform any other tasks other than making available such accounting records as aforesaid. Neither Tenant nor its auditor may leave the office of Landlord with originals of any materials supplied by Landlord, but they may take photocopies (and Landlord shall make photocopy equipment available for that purpose). Tenant must pay Tenant's Share of Operating Expenses when due pursuant to the terms of this Lease and may not withhold payment of Operating Expenses or any other rent pending results of the audit. The audit must be completed within thirty (30) days of the date Landlord makes such accounting records available to Tenant and the results of such audit shall be delivered to Landlord within fifteen (15) days after such audit completion. If such audit or review reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall refund to Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant agrees to reimburse Landlord the amount of such undercharge. Tenant agrees to pay the cost of such audit, provided that if the audit reveals that Landlord's determination of Tenant's Share of Operating Expenses as set forth in the relevant Actual Statement was in error in Landlord's favor by more than five percent (5%) of the amount charged by Landlord to Tenant pursuant to such Actual Statement, then Landlord agrees to pay the reasonable, third-party cost of such audit incurred by Tenant. To the extent Landlord must pay the cost of such audit, such cost shall not exceed a reasonable hourly charge for a reasonable amount of hours spent by such third ~~-~~party in connection with the audit, and in no event will the costs which Landlord is so obligated to pay exceed the amount of the error. Tenant agrees to keep the results of the audit confidential and will cause its agents, employees and contractors to keep such results confidential. To that end, Landlord may require Tenant and its auditor to execute a commercially reasonable form of confidentiality agreement provided by Landlord.

8.	INSURANCE.

8.1    Landlord. Landlord shall maintain insurance through individual or blanket policies insuring the Building against fire and extended coverage (including, if Landlord elects, “all risk” coverage, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building (“Landlord's Insurance”), with deductibles (not to exceed $25,000 per occurrence) and the form and endorsements of such coverage as selected by Landlord, together with rental abatement insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss. The amounts and types of coverages, and the amount of any deductibles under such policies, shall be commercially reasonable. Landlord may also carry such other insurance (“Extra Insurance”) as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as is customary in the industry for similar buildings with similar use; provided that premiums for any such “Extra Insurance will be classified as controllable Operating Expenses, and will be subject to the limit on increases in such amounts in any Lease Year (as opposed to premiums for the Landlord's Insurance, which are classified as non-controllable Operating Expenses and are not subject to any limit).

8.2    Tenant. Tenant shall, at Tenant's expense, obtain and keep in force at all times the following insurance:

8.2.1    Commercial General Liability Insurance (Occurrence Form). A policy of commercial general liability insurance (occurrence form), having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate, providing coverage for, among other things, blanket contractual liability, personal and advertising injury, with an “Additional Insured Lessors of Premises Endorsement”.
8.2.2    Automobile Liability Insurance. Comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance, or use of any owned, hired, borrowed or non-owned automobiles.

8.2.3    Workers' Compensation and Employer's Liability Insurance. Workers' compensation insurance having limits not less than those required by applicable state statute and federal statute and covering all persons employed by Tenant in the conduct of its operations on the Premises (including the all states endorsement and, if applicable, the volunteers endorsement), together with employer's liability insurance coverage in the amount of at least One Million Dollars ($1,000,000) each accident for bodily injury by accident and One Million Dollars ($1,000,000) each employee for bodily injury by disease.

8.2.5    Property Insurance. “All risk” property insurance including boiler and machinery comprehensive form, if applicable, including coverage for vandalism, malicious mischief and sprinkler leakage, covering damage to or loss of any of Tenant's personal property, fixtures, equipment, merchandise, inventory and alterations, including electronic data processing equipment (collectively “Tenant's Property”) in an amount equal to the full replacement cost thereof (Tenant shall re-determine the same as frequently as necessary to comply herewith), and including, if applicable (meaning if the property of Tenant's invitee is to be kept in the Premises), warehouser's legal liability or bailee customers insurance for the full replacement cost of the property belonging to invitee and located in the Premises.

8.3    General.

8.3.1    Insurance Companies. Insurance required to be maintained by Tenant shall be written by companies licensed to do business in the state in which the Premises are located and having a “General Policyholders Rating” of at least A:VII, as issued by A.M. Best.

8.3.2    Certificates of Insurance. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by and additional insured endorsements no later than seven (7) days prior to the date of possession of the Premises. Each certificate shall expressly provide that the carrier will endeavor to give thirty (30) days prior written notice of cancellation or other modification of such policies to the parties named as additional insureds in this Lease. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and costs suffered or incurred by Landlord (including litigation costs and attorneys' fees and expenses) resulting from said failure. Failure of Landlord to demand such certificates, endorsements or other evidence of full compliance with the insurance requirements of this Section 8, or failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of the Tenant's obligation to maintain such insurance. The acceptance of delivery by Tenant of any certificates, endorsements or other evidence of insurance does not constitute approval or agreement by Landlord that the insurance requirements have been met, that the insurance policies evidenced are in compliance with these requirements, or that the insurance requirements are sufficient to fully protect Tenant from liability.

8.3.4    Primary Coverage. All insurance to be maintained by Tenant shall, except for workers' compensation and employer's liability insurance, be primary, without right of contribution from insurance of any additional insured.

8.3.6    Notification of Incidents. Tenant shall use commercially reasonable efforts to notify Landlord within two (2) business days after the occurrence of any accidents or incidents in the Premises, the Building, Common Areas or the Project which, in Tenant's opinion, are likely to give rise to a claim under any of the insurance policies required under this Section 8.

8.4    Indemnity Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and Landlord's affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns from and against any and all claims, judgments, causes of action, damages, penalties, costs, liabilities, and expenses, including all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (i) any default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or (ii) Tenant's use of the Premises, the conduct of Tenant's business or any activity, work or things done, permitted or suffered by Tenant or any Tenant Party in or about the Premises, the Building, the Common Area except for claims to the extent caused by Landlord's negligence or willful misconduct or arising under other indemnifications given by Landlord in this Lease. The obligations of Tenant under this Section 8.4 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.

Landlord shall indemnify, protect, defend (by counsel reasonably acceptable to Tenant) and hold harmless Tenant and Tenant's affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns from and against any and all claims, judgments, causes of action, damages, penalties, costs, liabilities, and expenses, including all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (i) any default in the performance of any obligation on Landlord's part to be performed under the terms of this Lease, or (ii)  the conduct of Landlord's business or any activity, work or things done, permitted or suffered by Landlord or any Landlord Party in or about the Premises, the Building, the Common Area, except for claims to the extent caused by Tenant's negligence or willful misconduct, or arising under other indemnifications given by Tenant in this Lease.

8.5    Waiver of Subrogation. All insurance carried by either party in connection with this Lease will contain waivers of subrogation, which will be confirmed in the Certificates furnished as provided above. At Tenant's request, Landlord will provide a confirming certificate to Tenant in connection with each policy carried pursuant to Section 8.1. To the extent permitted by law, Landlord and Tenant each waive any right to recover against the other on account of any and all claims Landlord or Tenant may have against the other with respect to property insurance actually carried or required to be carried under this Lease, to the extent of the proceeds realized from such insurance coverage.

8.6    Exemption of Landlord from Liability. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to its property and for illness or injury to persons in and upon the Premises, and Tenant's exclusive parking areas, arising from any cause, and Tenant hereby expressly releases Landlord and waives all claims in respect thereof against Landlord, except only to the extent such claims are caused by Landlord's negligence or willful misconduct, or arise under other indemnifications given by Landlord in this Lease. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income there from or for damage to the property of Tenant, or injury to or illness or death of Tenant or any Tenant Party or any other person within the Premises, whether such damage, illness or injury is caused by fire, steam, electricity, gas, water or rain, or from the breakage, leakage or other defects of sprinklers, wires, appliances, ventilation, plumbing, air conditioning or lighting fixtures, or from any other cause, and whether said damage, illness or injury results from conditions arising upon the Premises, upon other portions of the Building or from other sources or places, and regardless of whether the cause of such damage, illness or injury or the means of repairing the same is inaccessible to Tenant, except only damage, illness or injury to the extent caused by Landlord's negligence or willful misconduct, or obligations arising under other indemnifications given by Landlord in this Lease.

9.	REPAIRS AND MAINTENANCE.

9.1    Tenant. Tenant, at Tenant's sole cost and expense, shall keep and maintain the Premises (interior and exterior, excluding roofing and exterior walls including painting), including, without limitation, loading docks, roll up doors and ramps, floors, floor coverings, walls, drywall and wall coverings, doors, windows, glass, plate glass, locks, ceilings, lighting systems, interior plumbing, electrical and mechanical systems and wiring, appliances and devices using or containing refrigerants, Tenant's exclusive parking lots, fixtures and equipment in good repair and in a clean and safe condition, and repair and/or replace any and all of the foregoing in a clean and safe condition, in good order, condition and repair, reasonable wear and tear excepted. Without limiting the foregoing, Tenant shall, at Tenant's sole expense, immediately replace all broken glass in the Premises with glass equal to or in excess of the specification and quality of the original glass; and repair any area damaged by Tenant, Tenant's agents, employees, invitees and visitors, including any damage caused by any roof penetration caused by Tenant or Tenant's agents, whether or not such roof penetration was approved by Landlord. All repairs and replacements by Tenant shall be made and performed: (a) at Tenant's cost and expense and at such time and in such manner as Landlord may reasonably designate, (b) by contractors or mechanics reasonably approved by Landlord, (c) in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupation of the Building or any of the mechanical, electrical, plumbing or other systems in the Building, and (d) in accordance with the Rules and Regulations and all Applicable Laws (as defined in Section 11). In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under the Lease, which failure continues at the end of ten (10) days following Tenant's receipt of written notice from Landlord stating the nature of the failure, Landlord shall have the right to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant's sole cost and expense (including a sum for overhead to Landlord equal to ten percent (10%) of the costs of maintenance, repairs or refurbishing). Tenant shall maintain written records of maintenance and repairs, as required by any Applicable Law, and shall use certified technicians to perform such maintenance and repairs, as so required. Within one hundred twenty (120) days after the Commencement Date, Tenant shall obtain and deliver full and complete copies of all the service or maintenance contracts listed on the attached Exhibit F.

Landlord confirms that: (i) so long as Tenant maintains the preventive maintenance contracts listed on Exhibit F, Tenant will be conclusively deemed to have satisfied its obligation to keep and maintain building systems (including the electrical and mechanical systems and wiring, HVAC, and appliances and devices using or containing refrigerants; and (ii) so long as Tenant patches asphalt and repairs potholes in Tenant's exclusive parking area, Tenant will be conclusively deemed to have satisfied its obligation to keep and maintain that area.

9.2    Landlord. Landlord shall: (a) at Landlord's sole cost and expense (without reimbursement from Tenant or inclusion in Operating Expenses unless specified in Section 6.2), subject to the following limitations, repair or replace the roof and roof membrane (including roof structure, integrity, impermeability and moisture protection), foundation and structural portions of load-bearing portions of exterior walls (excluding drywall, wall coverings, painting, glass and doors) of the Building, and any other structural components of the Building, and, (b) as a reimbursable Operating Expense as heretofore defined and limited, to replace components of material building systems, including but not limited to compressors and any other repairs and replacements that are not covered by the service or maintenance contracts listed on Exhibit F; (c) as a reimbursable Operating Expense as heretofore defined and limited, maintain the Common Areas in good condition and state of repair; provided, if such damage is caused by an act or omission of Tenant, or any Tenant Party, then such repairs shall be at Tenant's sole expense. With respect to phrase (b), Landlord confirms that it will replace material components at any time that the costs of repairing any such item during the next rolling 12 month period are reasonably projected to exceed the cost of replacing that item. With respect to phrase (c), Landlord confirms that its responsibilities for the Common Areas include, without limitation, the duties to maintain all landscaping, to sweep and to remove snow and ice from all driveways and parking areas, and to stripe, repave and otherwise maintain such areas in good condition and repair throughout the Term. Landlord shall not be required to make any repair resulting from (i) any alteration or modification to the Building or to mechanical equipment within the Building performed by, for or because of Tenant or to special equipment or systems installed by, for or because of Tenant, (ii) the installation, use or operation of Tenant's property, fixtures and equipment, (iii) the moving of Tenant's property in or out of the Building or in and about the Premises, (iv) Tenant's use or occupancy of the Premises in violation of Section 11 of this Lease or in the manner not contemplated by the parties at the time of the execution of this Lease, (v) the acts or omissions of Tenant or any Tenant Party, (vi) fire and other casualty, except as provided by Section 13 of this Lease or (vii) condemnation, except as provided in Section 14 of this Lease. Landlord shall have no obligation to make repairs under this Section 9.2 until a reasonable time after receipt of written notice from Tenant of the need for such repairs, but Landlord shall promptly make such repairs as are the responsibility of Landlord under this Lease after Landlord's learning of the need for such repairs and, in any case, within no more than 45 days after receipt of Tenant's notice. There shall be no abatement of Rent during the performance of such work. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant's use of the Premises during any repairs by Landlord unless caused by Landlord or Landlord's Party's gross negligence or willful misconduct.

10.	ALTERATIONS.

10.1    Trade Fixtures; Alterations. Tenant may install necessary trade fixtures, equipment, racking, and furniture in the Premises, provided that such items are installed and are removable without structural damage to the Premises, the Building, the Common Area or the Project. Tenant shall not construct, nor allow to be constructed, any alterations or physical additions in, about or to the Premises that cannot be installed and removed without structural damage to the Premises, the Building, the Common Area or the Project without, in each case, obtaining the reasonable prior written consent of Landlord. For example, Tenant may perform certain interior decorating or other non-structural alterations to the Premises such as carpeting, painting (so long as the odors from the same do not materially or unreasonably interfere with any other tenant's operations), hanging artwork or wall coverings, installing non-affixed furniture systems, installing non-load bearing partitions, or other similar interior decorating improvements or non-structural alterations, without obtaining Landlord's consent therefor (but subject to the remaining requirements of this Section 10.1), but only if: (i) such items do not adversely affect the Building structure or systems, the public areas of the Building or any other tenant space; (ii) such items are not visible from outside of the Premises; (iii) Tenant gives at least ten (10) days prior written notice to Landlord of such items, including a description of the contemplated work and the types of materials to be used; and (iv) Tenant agrees that upon Landlord's written request, Tenant will remove all such items before the end of of the Term. Approval of plans and specifications shall not be required for the foregoing interior decorating or non-structural items, where plans and specifications are not reasonably appropriate for the work to be performed. If Landlord's consent is required Tenant shall submit plans and specifications to Landlord with Tenant's request for approval and shall reimburse Landlord for all reasonable costs which Landlord may incur in connection with granting approval to Tenant for any such alterations and additions, including any reasonable costs or expenses which Landlord may incur in electing to have outside architects and engineers review said matters, up to a maximum reimbursement of $1,000 per request. If Landlord does not respond to a written request from Tenant within ten (10) business days, then Landlord shall be deemed to approve such request. In the event Tenant makes any alterations to the Premises that trigger or give rise to a requirement that the Building or the Premises come into compliance with any governmental laws, ordinances, statutes, orders and/or regulations (such as ADA requirements), Tenant shall be fully responsible for complying, at its sole cost and expense, with same. Tenant shall file a notice of completion after completion of such work and provide Landlord with a copy thereof. Tenant shall provide Landlord with a set of "as-built" drawings for any such work.

10.2    Damage; Removal. Tenant shall repair all damage to the Premises, the Building, the Common Area or the Project caused by the installation or removal of Tenant's fixtures, equipment, furniture or alterations. Upon the termination of this Lease, Tenant shall remove any or all trade fixtures, alterations, additions, improvements and partitions made or installed by Tenant and restore the Premises to its condition existing prior to the construc-tion of any such items (except that Tenant shall not be required to remove such items installed by Tenant as to which Landlord agreed by written notice to Tenant at the time of Tenant's installation of the applicable item that such removal would not be so required, and Landlord hereby agrees to notify Tenant promptly following receipt of request therefore whether such removal shall be required as to a particular proposed item); provided, however, Landlord has the absolute right to require Tenant to have all or any portion of such items reasonably designated by Landlord to remain on the Premises, in which event they shall be and become the property of Landlord upon the termination of this Lease. All such removals and restoration shall be accomplished in a good and workmanlike manner and so as not to cause any damage to the Premises, the Building, the Common Area whatsoever.

10.3    Liens. Tenant shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Premises free of all mechanics' and materialmen's liens in connection therewith. If any lien is filed, Tenant shall cause such lien to be released and removed within twenty (20) days after the date of filing, and if Tenant fails to do so, Landlord may take such action as may be necessary to remove such lien and Tenant shall pay Landlord such amounts expended by Landlord together with interest thereon at the Applicable Interest Rate from the date of expenditure.

10.4    Standard of Work. All work to be performed by or for Tenant pursuant hereto shall be performed diligently and in a first class, workmanlike manner, and in compliance with all Applicable Laws, and/or Tenant and Landlord's insurance carriers. Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises and Landlord may require changes in the method or quality of the work.

11.	USE.

The Premises shall be used only for the Permitted Uses set forth in the Basic Lease Information and for no other uses. Tenant's use of the Premises shall be in compliance with and subject to all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Building or the use or operation thereof, whether now existing, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the “ADA”) as the same may be amended from time to time, all Environmental Laws (as defined in Section 12.1), the CC&Rs and any supplement thereto which is permitted as provided in Section 1.3, and recorded in the official public records with respect to the Building or any portion thereof (“Applicable Laws”). Subject to limitations below, Tenant, at Tenant's sole cost and expense, shall comply with all Applicable Laws, which compliance obligation shall include the alteration of the Premises and/or any interior improvements or fixtures in order to comply with such Applicable Laws. Landlord shall be responsible for obtaining the certificate of occupancy or comparable governmental sign-off sufficient to permit occupancy of the Premises, and Tenant shall be responsible for obtaining any other business license, or other permits or licenses required by any governmental agency permitting Tenant's use or occupancy of the Premises. Landlord shall reasonably cooperate with Tenant in Tenant's efforts to obtain any governmental permit, license or approval which is the responsibility of Tenant hereunder, at no cost, expense or liability to Landlord. Notwithstanding anything to the contrary contained in this Lease, Landlord (and not Tenant) shall be required to make: (a) at Landlord's cost, without inclusion in Operating Expenses, all alterations, repairs and replacements to conform the Premises to Applicable Laws in effect as of the Effective Date; and (b) at Landlord's cost but subject to inclusion of such costs in Operating Expenses to the extent permitted under the definition of Operating Expenses in Section 6 above, any capital improvements to the Premises required in order to cause the Premises to comply with Applicable Laws enacted after the Effective Date, except that if such compliance work is necessitated by the particular use of, or alterations or improvements to, the Premises by Tenant or any Tenant Parties, then Tenant shall perform such compliance work at Tenant's sole cost. In no event shall the Premises be used for any of the Prohibited Uses set forth on Exhibit D attached hereto. Tenant shall comply with the rules and regulations attached hereto as Exhibit E, together with such additional rules and regulations as Landlord may from time to time reasonably prescribe (so long as they do not materially interfere with Tenant's use of the Premises or impose additional material monetary obligations on Tenant). Tenant shall not commit waste, overload the floors or structure of the Building, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, take any action which would obstruct or endanger any other tenants, take any action which would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose. Landlord shall not be responsible for non-compliance by any other tenant or occupant of the Project with, or Landlord's failure to enforce, any of the rules or regulations or CC&Rs or any other terms or provisions of such tenant's or occupant's lease, but Landlord shall use commercially reasonable efforts to enforce the CC&Rs and other rules and regulations with respect to all Project tenants in a non-discriminatory manner (provided that nothing contained herein shall obligate Landlord to commence any litigation or other proceeding in pursuing such enforcement). Tenant shall promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, the Building or the Project.

12.	ENVIRONMENTAL MATTERS.
12.1    Landlord Representation. Landlord hereby represents that to the best of Landlord's knowledge, which is defined as the Phase 1 Environmental report prepared by K&E and dated March 11, 2013, to Tenant that there are no Hazardous Materials located on or under the Premises at levels which exceed requirements of Applicable Laws.

12.2    Landlord Hold Harmless. Landlord shall hold harmless Tenant from and against any and all orders, penalties, fines, administrative actions, or other proceedings (collectively, a "Compliance Obligation") commenced by any governmental agency including, without limitation, the United States Environmental Protection Agency, arising at any time to the extent that such Compliance Obligation results from any environmental condition (as defined in Section 12.1) (a) that exists as of the date of delivery of possession of the Premises to Tenant (a "Pre-existing Condition"), (b) that is the result of a Pre-existing Condition that worsens following the delivery of possession, or (c) that is the result of a sub-surface migration of Hazardous Materials (any such Environmental Condition referenced in the foregoing clause (a), (b) or (c) is referred to herein as a “Landlord Environmental Condition”), except to the extent that such Landlord Environmental Condition is caused or aggravated by the act or omission of Tenant and/or its employees or agents. Landlord's obligations pursuant to the foregoing hold harmless obligation shall survive the termination of this Lease.

12.3    Tenant Indemnification. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and Landlord's affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns (individually and collectively, "Indemnitees") from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses (including, without limitation, attorneys' fees, expenses and court costs) arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (a) Tenant and/or any Tenant Party's breach of this Section 12, or (b) the presence of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of Tenant's and/or any Tenant Party's activities, or failure to act, in connection with the Premises. This indemnity shall include, without limitation, reasonable attorneys' and experts' fees and costs, costs of litigation and governmental oversight costs, the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant's obligation of indemnification pursuant hereto. Tenant's obligations pursuant to the foregoing indemnity shall survive the expiration or termination of this Lease.

13.	DAMAGE AND DESTRUCTION.

13.1    Casualty. If the Premises or Building or the Project should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. Within thirty (30) days after receipt from Tenant of such written notice, Landlord shall notify Tenant whether the necessary repairs can reasonably be made: (a) within ninety (90) days; (b) in more than ninety (90) days but in less than one hundred eighty (180) days; or (c) in more than one hundred eighty (180) days, in each case after the date of the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises or the Project which was damaged or destroyed. If Landlord does not exercise a right to terminate this Lease, Landlord shall promptly apply for the permit(s) necessary to restore the Premises, the Building, and the Project (the “Permits”).

13.1.1 Less Than 90 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed within ninety (90) days after the issuance of Permits for the necessary repair or reconstruction of the portion of the Building or Premises or Project which was damaged or destroyed, this Lease shall not terminate and, provided that insurance proceeds are available to fully repair the damage, Landlord shall repair the Premises, except that Landlord shall not be required to rebuild, repair or replace Tenant's Property which may have been placed in, on or about the Premises by or for the benefit of Tenant. If Tenant is required to vacate all or a portion of the Premises during Landlord's repair thereof, the Rent payable hereunder shall be abated propor-tionately on the basis of the size of the area of the Premises that is vacated (i.e, the number of square feet of floor area of the Premises that is vacated compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only during the period the Premises are unfit for occupancy as reasonably determined by Tenant. However if the Premises are damaged to such an extent that Tenant, in its reasonable discretion, determines that it cannot reasonably conduct its business in a substantial way, the Rent payable hereunder shall be abated during the period the Premises are in such condition.

13.1.2 Greater Than 90 Days. If the Premises or Building or Project should be damaged only to such extent that rebuilding or repairs can reasonably be completed in more than ninety (90) days but in less than one hundred eighty (180) days after the issuance of Permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed, then Landlord shall have the option of: (a) terminating the Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date Tenant vacates the Premises; or (b) electing to repair the Premises, the Building and the Project, provided insurance proceeds are available to fully repair the damage (except that Landlord shall not be required to rebuild, repair or replace Tenant's Property which may have been placed in, on or about the Premises by or for the benefit of Tenant). If Tenant, in its reasonable discretion, determines that it must vacate all or a portion of the Premises during Landlord's repair thereof, the Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is vacated (i.e., the number of square feet of floor area of the Premises that is vacated compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises only during the period the Premises are unfit for occupancy as reasonably determined by Tenant. However if the Premises are damaged to such an extent that Tenant, in its reasonable discretion, determines that it cannot reasonably conduct its business in a substantial way, the Rent payable hereunder shall be abated during the period the Premises are in such condition as reasonably determined by Tenant. In the event that Landlord should fail to obtain the Permits within 60 days after the date of the casualty, or to substantially complete such repairs within one hundred eighty (180) days after the issuance of Permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed, (such period to be extended for delays caused by Tenant or because of any items of Force Majeure, as hereinafter defined) and Tenant has not re-occupied the Premises, Tenant shall have the right, as Tenant's exclusive remedy, within ten (10) days after the expiration of such 60 day period, or one hundred eighty (180) day period, as applicable, and provided that such Permits have not been issued, or such repairs have not been substantially completed (as applicable) within such ten (10) day period, to terminate this Lease by delivering written notice to Landlord as Tenant's exclusive remedy, whereupon this Lease will be terminated retroactive to the date of the casualty.

13.1.3    Greater Than 180 Days. If the Premises or Building or Project should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the issuance of Permits for the necessary repair or reconstruction of the portion of the Building or Premises or Project which was damaged or destroyed, either Landlord or Tenant may terminate this Lease by giving written notice within ten (10) days after notice from Landlord specifying such time period of repair; and this Lease shall terminate and the Rent shall be abated from the date of the casualty. In the event that neither party elects to terminate this Lease, Landlord shall promptly commence and diligently prosecute to completion the repairs to the Building or Premises or Project, provided insurance proceeds are available to repair the damage (except that Landlord shall not be required to rebuild, repair or replace Tenant's Property which may have been placed in, on or about the Premises by or for the benefit of Tenant). If Tenant, in its reasonable discretion, determines that it must vacate all or a portion of the Premises during Landlord's repair thereof, the Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is vacated (i.e., the number of square feet of floor area of the Premises that is vacated compared to the total square footage of the floor area of the Premises), from the date Tenant vacates all or a portion of the Premises that was vacated only during the period that the Premises are unfit for occupancy as reasonably determined by Tenant. In the event that Landlord should fail to obtain the Permits within 60 days after the date of the casualty, or to substantially complete such repairs within the time period estimated in Landlord's notice delivered pursuant to Section 13.1, Tenant shall have the right, as Tenant's exclusive remedy, within ten (10) days after the expiration of such 60 day period, or the estimated completion period, as applicable, and provided that such Permits have not been issued, or such repairs have not been substantially completed (as applicable) within such ten (10) day period, to terminate this Lease by delivering written notice to Landlord as Tenant's exclusive remedy, whereupon this Lease will be terminated retroactive to the date of the casualty.

13.1.4    Casualty During the Last Year of the Lease Term. Notwithstanding any other provisions hereof, if the Premises or the Building or Project shall be damaged within the last year of the Lease Term, and if the cost to repair or reconstruct the portion of the Building or the Premises or Project which was damaged or destroyed shall exceed $250,000, then, irrespective of the time necessary to complete such repair or reconstruction, either party shall have the right, in its sole discretion, to terminate the Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date Tenant of the casualty. The foregoing right shall be in addition to any other right and option of either party under this Section 13.

13.2 Tenant's Fault. If the premises or any portion of the building is damaged solely as the result of the negligence or breach of this Lease by Tenant or Tenant Parties, Rent shall abate during the 12 month period following the casualty, but if this Lease has not been terminated, and the Premises has not been restored for any reason other than Landlord's failure to diligently prosecute the repairs and restoration, then Tenant will be liable to Landlord for Rent accruing after the 12th month following the date of the casualty (i.e., the date when the loss of rent coverage under Landlord's Insurance is scheduled to end).

13.3    Uninsured Casualty. Tenant shall be responsible for and shall pay to Landlord Tenant's Share of any deductible or retention amount payable under the property insurance for the Building, up to a maximum of $25,000 per casualty incident. In the event that the Premises or any portion of the Building or the Project is damaged to the extent Tenant is unable to use the Premises and such damage is not covered by insurance proceeds received by Landlord, then Landlord shall have the right at Landlord's option either (i) to repair such damage as soon as reasonably possible at Landlord's expense, or (ii) to give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord's intention to terminate this Lease as of the date of the occurrence of such damage. In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of such notice to give written notice to Landlord of Tenant's commitment to pay the cost of repair of such damage, in which event this Lease shall continue in full force and effect, and Landlord shall make such repairs as soon as reasonably possible subject to the following conditions: Tenant shall deposit with Landlord Landlord's estimated cost of such repairs not later than ten (10) days prior to Landlord's commencement of the repair work. If the cost of such repairs exceeds the amount deposited, Tenant shall reimburse Landlord for such excess cost within fifteen (15) days after receipt of an invoice from Landlord. Any amount deposited by Tenant in excess of the cost of such repairs shall be refunded within thirty (30) days of Landlord's final payment to Landlord's contractor. If Tenant does not give such notice within the ten (10) day period, or fails to make such deposit as required, this Lease shall terminate automatically as of the date of the occurrence of the damage.

13.4    Waiver. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by Applicable Laws.

14.	EMINENT DOMAIN.

14.1    Total Condemnation. If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose ("Condemned"), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.

14.2    Partial Condemnation. If any portion of the Premises or the Building or the Project is Condemned and such partial condemnation materially impairs Tenant's ability to use the Premises for Tenant's business as reasonably determined by the parties, this Lease shall terminate as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If such partial condemnation does not materially impair Tenant's ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises and the Project to the extent of any con-demnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession Rent and Tenant's Share shall be adjusted as reasonably deter-mined by Landlord and Tenant. However if the Premises or the Building or the Project are partially condemned to such an extent that Tenant cannot reasonably conduct its business in a substantial way, Tenant may terminate this Agreement.

14.3    Award. If the Premises or Project are wholly or partially Condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs in removing Tenant's merchandise, furniture, fixtures, leasehold improvements and equipment to a new location. No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment. Landlord and Tenant hereby waive the provisions of any statutes or court decisions which provide a party to a lease with a right to abatement of rent or termination of the lease or establish the manner of allocation of the condemnation award when leased property is condemned or taken and agree that such event shall be exclusively governed by the terms of this Lease.

14.4    Temporary Condemnation. In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord's property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises.

15.	DEFAULT.

15.1    Events of Defaults. The occurrence of any of the following events shall, at Landlord's option, constitute an "Event of Default":

15.1.1 Abandonment. Abandonment of the Premises for a period of thirty (30) consecutive days (For clarity, Landlord agrees that Tenant will not be deemed to have abandoned the Premises, so long as Tenant pays the Rent due to Landlord, maintains the utilities, secures the Premises, and routinely inspects the Premises at least once per week);

15.1.2 Failure to pay Rent within 5 days after receipt of Landlord's written notice that the amount is past due;

15.1.3 Failure to perform Tenant's covenants and obligations hereunder (except default in the payment of Rent) where such failure continues for a period of thirty (30) days after written notice from Landlord; provided, however, if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, Tenant shall not be deemed to be in default if Tenant commences the cure within twenty (20) days after written notice from Landlord and diligently and continuously prosecutes such cure to completion;

15.1.4 The making of a general assignment by Tenant for the benefit of creditors; the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant's creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within sixty (60) days of such filing; the appointment of a receiver or other custodian to take possession of substantially all of Tenant's assets or this leasehold; Tenant's insolvency or inability to pay Tenant's debts or failure generally to pay Tenant's debts when due; any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant's assets; Tenant taking any action toward the dissolution or winding up of Tenant's affairs; the cessation or suspension of Tenant's use of the Premises; or the attachment, execution or other judicial seizure of substantially all of Tenant's assets or this leasehold; or

15.1.5 The making of any material misrepresentation or omission by Tenant or any successor in interest of Tenant in any materials delivered by or on behalf of Tenant to Landlord or Landlord's lender pursuant to this Lease.

15.2    Remedies.

15.2.1    Termination. In the event of the occur-rence of any Event of Default, Landlord shall have the right to give a written termination notice to Tenant (which notice may be the notice given under Section 15.1 above, if applicable, and which notice shall be in lieu of, and not in addition to, any notice required by Applicable Laws) and, on the date specified in such notice, this Lease shall terminate unless on or before such date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of

Landlord here-under shall have been paid by Tenant and all other Events of Default at the time existing shall have been fully remedied to the satisfaction of Landlord.

15.2.1.1 Repossession. Following termination, without prejudice to other remedies Landlord may have, Landlord may (i) peaceably re-enter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term), at such rental and upon such other terms and condi-tions as Landlord in Landlord's sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom.

15.2.1.2 Unpaid Rent. Landlord shall have all the rights and remedies of a landlord provided by Applicable Law, including the right to recover from Tenant: (a) the worth, at the time of award, of the unpaid Rent that had been earned at the time of termination, (b) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided, (c) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided, and (d) any other amount, and court costs, necessary to com-pensate Landlord for all detriment proximately caused by Tenant's default. The phrase "worth, at the time of award," as used in (a) and (b) above, shall be com-puted at the Applicable Interest Rate, and as used in (c) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

15.2.2    Continuation. Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession; and Landlord may enforce all of Landlord's rights and remedies under this Lease, including, without limitation, the right to recover Rent as it becomes due; so long as, at Tenant's request, Landlord commences commercially reasonable efforts to mitigate the damages accruing under this Lease. Upon receipt of any such request, Landlord shall, without terminating this Lease, during the period Tenant is in default, enter the Premises and relet the same, or any portion thereof, to third parties for Tenant's account and Tenant shall be liable to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers' commissions, expenses of remodeling the Premises and like costs. Reletting may be for a period shorter or longer than the remaining Term. Tenant shall continue to pay the Rent on the date the same is due. No act by Landlord hereunder, including acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interest under this Lease, shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. In the event that Landlord elects to relet the Premises, the rent that Landlord receives from reletting shall be applied to the payment of, first, any indebtedness from Tenant to Landlord other than Net Rent and Tenant's Share of Operating Expenses and Real Property Taxes; second, all costs, including maintenance, incurred by Landlord in reletting; and, third, Net Rent and Tenant's Share of Operating Expenses and Real Property Taxes under this Lease. After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event, and notwithstanding anything in Section 16 to the contrary, shall Tenant be entitled to any excess rent received by Landlord. If, on the date Rent is due under this Lease, the rent received from the reletting is less than the Rent due on that date, Tenant shall pay to Landlord, in addition to the remaining Rent due, all costs, including mainte-nance, which Landlord incurred in reletting the Premises that remain after applying the rent received from reletting as provided hereinabove. So long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord's reasonable costs in so doing, with interest at the Applicable Interest Rate from the date of such expenditure. Landlord shall have no duty to relet the Premises so long as it has other unleased space available in the Project.

15.3    Cumulative. Each right and remedy of Landlord provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and shall not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction of full payment of Rent;

and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue other remedies.

16.	ASSIGNMENT AND SUBLETTING.

16.1    Landlord's Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Premises, without Landlord's prior written consent, which Landlord shall not unreasonably withhold, delay or condition. Landlord shall respond to Tenant's request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void and shall constitute a breach of this Lease.

16.2    Tenant Affiliate and Other Permitted Transfers.    Notwithstanding the provisions of Section 16.1 hereof, Tenant may assign its interest under this Lease or sublet the Premises, or any portion thereof, without Landlord's consent, (a) to any legal entity which controls, is controlled by or is under common control with Tenant, or (b) to any legal entity resulting from the merger or consolidation with Tenant, (c) or to any person or entity which acquires all of the assets of Tenant as a going concern of the business that is being conducted on the Premises, or (d) to any person or entity acquiring all the shares of Tenant; provided that said assignee assumes, in full, the obligations of Tenant under this Lease. Any such assignment shall not, in any way, affect or limit the liability of Tenant under the terms of this Lease.

16.3    No Release of Tenant. Regardless of Landlord's consent, no subletting or assignment shall release Tenant of Tenant's obligation or alter the primary liability of Tenant to pay the Rent and to perform all the other obligations by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default of any assignee of Tenant or successor of Tenant, in performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with the assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto.

17.	ESTOPPEL, ATTORNMENT AND SUBORDINATION.

17.1    Estoppel. Within 18 days after written request by Landlord, Tenant shall deliver an estoppel certificate duly executed (and acknowledged if required by any lender), to any proposed mortgagee, purchaser or Landlord. Tenant's failure to deliver said state-ment in such time period shall be an Event of Default hereunder. For the purpose of this requirement, the term estoppels certificate means a statement that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against Rent here-under; and (c) no more than one month's Net Rent has been paid in advance.
17.2    Subordination. This Lease shall be subject and subordinate to all ground leases and master leases and the lien of all mortgages and deeds of trust which now or hereafter affect the Premises or the Project or Landlord's interest therein, and all amendments thereto, all without the necessity of Tenant's executing further instruments to effect such subordination. If requested, Tenant shall execute and deliver to Landlord within fifteen (15) days after Landlord's request whatever documentation that may reasonably be required to further effect the provisions of this paragraph including a Subordination, Nondisturbance and Attornment Agreement. Tenant's failure to deliver said documentation in such time period shall be an Event of Default hereunder. Notwithstanding anything to the contrary contained in the foregoing, Tenant's obligation to hereafter subordinate this Lease to any ground lease or master lease hereafter encumbering the Project or the Building or the lien of any future mortgagee or trust deed beneficiary under a mortgage or deed of trust hereafter encumbering the Project or Building or to hereafter attorn to such ground lessor, master lessor, mortgagee or beneficiary shall be conditioned upon the willingness of such ground lessor, master lessor, mortgagee or beneficiary to enter into a Subordination, Nondisturbance and Attornment Agreement with Tenant. In addition, Landlord covenants that Eclipse is the only current lienholder with rights superior to this Lease, and there are no other existing mortgagees, trust deed beneficiaries, ground lessors or master lessors with respect to the Project. Landlord covenants and agrees to provide

Tenant, prior to the Commencement Date, a Subordination, Nondisturbance and Attornment Agreement fully executed by such lienholder, a copy of which will be attached as Exhibit H.

17.3    Non-Disturbance. So long as Tenant is in compliance with the terms of this Agreement, Landlord shall ensure that and warrant that Tenant has peaceful and undisturbed possession of the Premises.

18.	MISCELLANEOUS.

18.1    General.

18.1.1 Entire Agreement. This Lease sets forth all the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein.

18.1.2 Time of Essence. Time is of the essence of this Lease.

18.1.3 Attorneys' Fees; Jury Trial Waiver. In any action or proceeding which either party brings against the other to enforce its rights hereunder, the non-prevailing party shall pay all costs incurred by the prevailing party, including reasonable attorneys' fees and costs. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys' fees (collectively "Costs") incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys' fees, costs and expenses incurred in (i) post-judgment motions, (ii) contempt proceeding, (iii) garnishment, levy, and debtor and third party examination, (iv) discovery, and (v) bankruptcy litigation. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

18.1.4 Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.

18.1.5 Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

18.1.6 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of Section 16, Tenant.

18.1.7 Third Party Beneficiaries. Nothing herein is intended to create any third party benefit.

18.1.8 Memorandum of Lease. Tenant shall not record this Lease or a short form memorandum hereof without Landlord's prior written consent which Landlord may withhold in its sole discretion.

18.1.9 Agency, Partnership or Joint Venture. Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any relationship other than the relationship of landlord and tenant.

18.1.10 Headings. Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.

18.1.11    Security Measures. After the Commencement Date, Tenant hereby acknowledges that Landlord shall have no obligation to provide a guard service or other security measures. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents and invitees and their property from the acts of third parties.

18.2    Signs. All signs and graphics of every kind visible in or from public view or corridors, the Common Areas or the exterior of the Premises (whether located inside or outside of the Premises) shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, delayed or conditioned, and shall be subject to any applicable governmental laws, ordinances, and regulations and in compliance with Landlord's signage program. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises; and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal.

18.3    Waiver. No waiver of any default or breach hereunder shall be implied from any omission to take action on account thereof, notwithstanding any custom and practice or course of dealing. No waiver by either party of any provision under this Lease shall be effective unless in writing and signed by such party. No waiver shall affect any default other than the default specified in the waiver and then such waiver shall be operative only for the time and to the extent therein stated. Waivers of any cove-nant shall not be construed as a waiver of any subsequent breach of the same.

18.4    Limitation of Liability. The obligations of Landlord under this Lease are not personal obligations of the individual partners, members, managers, directors, officers, shareholders, agents or employees of Landlord; and Tenant shall not seek recourse against the assets of the directors, officers, shareholders, agents or employees of Landlord. Whenever Landlord trans-fers its interest in the Project, Landlord shall be automatically released from further performance under this Lease and from all further liabilities and expenses accruing from and after the date of the transfer of its interest, but only so long as and to the extent that the transferee of Landlord's interest assumes all such liabilities and obligations of Landlord hereunder from the date of such transfer.

18.5    Notices. All notices to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or by overnight express mail delivery carrier providing tracking service, or delivered by personal or courier delivery, or sent by e-mail or facsimile, electronically confirmed, (and in the case of e-mail or facsimile immediately followed by one of the preceding methods), to Landlord's Address and Tenant's Address, or to such other place as Landlord or Tenant may designate in a writ-ten notice given to the other party. Notices shall be deemed served upon receipt (or in the case of e-mail or facsimile, on confirmation of receipt).

18.6    Brokerage Commission. Landlord shall pay a brokerage commission to Landlord's Broker and to Tenant's Broker specified in the Basic Lease Information in accordance with separate agreements between Landlord and Landlord's Broker and Tenant's Broker. Landlord shall have no further or separate obligation for payment of any commissions or fees to any other broker or finder. Tenant warrants to Landlord that Tenant's sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord, Landlord's Broker and Tenant's Broker specified in the Basic Lease Information, and that no other broker or finder can properly claim a right to a commission or a finder's fee based upon contacts between the claimant and Tenant. Subject to the foregoing, Tenant agrees to indemnify and hold Landlord harmless from any claims or liability, including reasonable attorneys' fees, in connection with a claim by any person for a real estate broker's commission, finder's fee or other compensation based upon any statement, representation or agreement of Tenant, and Landlord agrees to indemnify and hold Tenant harmless from any such claims or liability, including reasonable attorneys' fees, based upon any statement, representation or agreement of Landlord.

18.7    Authorization. Each individual executing this Lease on behalf of Tenant or Landlord represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such party and that such execution is binding upon such party.

18.8    Holding Over; Surrender.

18.8.1 Holding Over. If Tenant holds over the Premises or any part thereof after expiration of the Term, such holding over shall, at Landlord's option, constitute a month-to-month tenancy, at a Net Rent equal to one hundred twenty-five percent (125%) of the Net Rent in effect immediately prior to such holding over for the first two months and one hundred fifty percent (150%) thereafter, and shall otherwise be on all the other terms and conditions of this Lease. This paragraph shall not be construed as Landlord's permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above. Landlord will not be entitled to consequential damages for any holding over unless Landlord has first delivered written notice (a “Damages Notice”) to Tenant disclosing the amount of consequential damages Landlord is likely to sustain if Tenant fails to vacate the Premises on the expiration date or any later date specified in the notice (the “Mandatory Surrender Date”). Landlord may deliver a Damages Notice at any time during the last year of the Term or during any subsequent period of holding over, so long as the Damages Notice is delivered at least 30 days before the Mandatory Surrender Date. If Tenant receives a Damages Notice and subsequently fails to surrender the Premises by the Mandatory Surrender Date, then Tenant shall indemnify and hold Landlord harmless from and against consequential damages arising out of Tenant's failure to surrender the Premises by the Mandatory Surrender Date, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the Mandatory Surrender Date and any related attorneys' fees and brokerage commissions.

18.8.2 Surrender. Upon the termination of this Lease or Tenant's right to possession of the Premises, Tenant will surrender the Premises broom clean, together with all keys, in good condition and repair, subject to reasonable wear and tear, and conditions or damages which Landlord is required to repair or restore. Tenant shall patch and fill all holes within the Premises caused by Tenant's use, and all penetrations of the roof caused by Tenant shall be resealed to a watertight condition. In no event may Tenant remove from the Premises any mechanical or electrical systems or any wiring or any other aspect of any systems within the Premises. Conditions existing because of Tenant's failure to maintain the contracts listed on Exhibit F shall not be deemed "reasonable wear and tear." At Tenant's request, Landlord will participate in a joint walk-through inspection of the Premises within three business days after Tenant surrenders the space, and the parties will identify all remaining obligations of Tenant (if any) and the dates by which Tenant will complete such remaining work.

18.9    Joint and Several. If Tenant consists of more than one person, the obligation of all such persons shall be joint and several.

18.10    Covenants and Conditions. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.
18.11    Auctions. Tenant shall not conduct, nor permit to be conducted, any auction upon the Premises without Landlord's prior written consent. Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.
18.12    Consents. Landlord's consent to any act, assignment or subletting shall not constitute an acknowledgment that no Event of Default or breach by Tenant of this Lease exists, nor shall such consent be deemed a waiver of any then existing Event of Default or breach, except as may be otherwise specifically stated in writing by Landlord at the time of such consent. Except as otherwise set forth herein, the failure to specify herein any particular condition to Landlord's consent shall not preclude the imposition by Landlord at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given.

18.13    Force Majeure. "Force Majeure" as used herein means delays resulting from causes beyond the reasonable control of the other party, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any private party or governmental agency having jurisdiction over any portion of the Project, over the construction anticipated to occur thereon or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance (whether or not on the part of agents or employees of either party hereto engaged in the construction of the Premises), civil disturbance, order of any government, court or regulatory body claiming jurisdiction or otherwise, act of public enemy, war, riot, sabotage, blockage, embargo, failure or inability to secure materials, supplies or labor through ordinary sources by reason of shortages or priority, discovery of hazardous or toxic materials, earthquake, or other natural disaster, delays caused by any dispute resolution process, or any cause whatsoever beyond the reasonable control (excluding financial inability) of the party whose performance is required, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated.

18.14    Addenda. The Addenda attached hereto, if any, and identified with this Lease are incorporated herein by this reference as if fully set forth herein.

19.	NET RENT ABATEMENT PERIOD.

Tenant's obliga-tion to pay Net Rent for the Premises shall be abated during the first four months of the Term (the "Net Rent Abatement Period"), which the parties anticipate will begin on April 1, 2013 and end on July 31, 2013. However, if Landlord's Work (defined in the Work Letter) is not completed by April 1, 2013, then the Commencement Date and the Net Rent Abatement Period and the Rent Commencement Date will be correspondingly extended by the same number of days. Other than during the Net Rent Abatement Period, and as except as set forth herein, Tenant shall pay Net Rent as and when due under this Lease. Such abatement during the Net Rent Abatement Period shall apply to Net Rent only and shall not apply to Additional Rent payable under this Lease at any time during the Term.

20.    LEASE CONTINGENCY.

This Lease is conditioned on Landlord signing and delivering the Landlord's Lien Waiver in the form attached as Exhibit G.

21.	OPTION TO EXPAND.

21.1 Terms of Option. Provided Tenant is not in an uncured monetary default under the terms of this Lease at the time the option is exercised, Tenant shall have the an ongoing option at any time during the then existing Term to expand the area of the Premises (the “Expansion Option”) by a minimum of approximately one hundred and fifteen thousand (115,000) rentable square feet, (the “Expansion Area”) provided said space is available for lease.

21.2    Exercise of Option and Delivery of Expansion Area. Promptly following Tenant's exercise of the Expansion Option pursuant hereto, the parties shall meet and work in good faith to reach agreement within thirty (30) days thereafter.

21.3    Lease Terms. The Expansion Area shall be leased upon the same terms and conditions applicable to the original Premises, with the following provisions:

21.3.1    Tenant shall lease the Expansion Area for a term of not less than three (3) years and shall be coterminous with and at the same then current Net Rent as the original Premises. In the event the remaining Term for the original Premises is less than three (3) years, then Term for the original Premises and the Expansion Area will be extended to achieve a three (3) year minimum balance of Term.

21.3.2    The annual Net Rent payable for the Expansion Area shall commence on the date of occupancy by Tenant following execution of an amendment to this lease (the “Expansion Area Commencement Date”).

21.3.3    Operating Expenses and Real Property Taxes. In addition to the Net Rent for the Expansion Area, Tenant shall be responsible for its prorata share of Additional Rent on the Expansion area which will include all Operating Expenses and Real Property Taxes as defined in the Original Lease starting from the Expansion Area commencement date.

22.	OPTION TO TERMINATE LEASE.

Provided Tenant is not then in an uncured monetary default, Tenant may terminate this Lease in its entirety (the “Termination Option”) effective on July 31, 2018 (the last day of the sixty-forth (64th) full calendar month of the Term; the “Early Termination Date”) by delivering written notice of its intent to terminate this Lease (the “Termination Notice”) to Landlord on or before January 31, 2018 (the last day of the fifth-eighth (58th) full calendar month of the Term) and payment of the Termination Fee (as defined below) to Landlord within ninety (90) days after the date of Tenant's Termination Notice. If Tenant properly exercises its Termination Option, this Lease shall terminate as of the Early Termination Date. The “Termination Fee” shall be $394,295; which the parties agree is the sum of the unamortized balance of the allowance available to Tenant (as indicated herein in Exhibit B-1), two months Net Rent and the portion of the Brokerage Commissions paid on the 6th and 7th year of the full lease term. Tenant shall deliver the Premises to Landlord on or before the Early Termination Date in accordance with the terms and conditions of Section 18.8.2 of this Lease the same as if such Early Termination Date were the original expiration date of the Term of this Lease. If Tenant properly exercises the Termination Option, such termination shall not affect Tenant's liability for (i) post-Term adjustments in Taxes and Operating Expenses applicable to the period prior to the Early Termination Date; (ii) obligations which accrue prior to the Early Termination Date; and (iii) obligations which by their terms survive the Early Termination Date.

23.	RIGHT OF FIRST REFUSAL.

Provided Tenant is not in an uncured monetary default at the time of notice, Landlord will notify Tenant of any third party's counteroffer or letter of intent to lease any specific amount of square footage available for lease in the Building (the “Additional Space”). Tenant shall have ten (10) business days in which to notify Landlord of its intent to lease at least the same amount of square footage. If Tenant elects to lease the Additional Space, Landlord and Tenant shall execute an amendment to the Lease within ten (10) business days, based upon the same terms and conditions as outlined in the Option to Expand as indicated in Section 21.1 herein. Tenant agrees to keep any information regarding the prospective tenant confidential. This right is on-going and shall continue in force in each and every instance in which Landlord has a prospective party seriously interested in any available space within the Building. This Right of First Refusal terminates April 1, 2016 or sooner if Tenant vacates Premises.

24.	COUNTERPARTS.

This Lease may be signed in counterparts, and when all counterpart documents are signed, they will constitute a single binding instrument. The delivery of an unexecuted (or partially executed) version of this Lease will not be construed as an offer to lease, and this Lease will not be binding on either party until it has been executed and delivered by both parties.

See next pages for signatures.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

"Landlord" River Ridge Crossdock 700, LLC a Indiana limited liability company By: /s/ Lee C. Wilburn Name: Lee C. Wilburn Its: Managing Member Date: 3/12/13	"Tenant" The Standard Register Company By: /s/ Joseph P. Morgan Name: Joseph P. Morgan Its: President & CEO Date: 3/20/13

EXHIBIT A
PREMISES

HIGHWAY 62
PATROL ROAD
SALEM NOBLE ROAD
25
26
26
26 EXCLUSIVE PARKING
26
23
9
3
7
13
9
114
30' SHARED DRIVE
30' EXCLUSIVE DRIVE
EXCLUSIVE TRUCK AREA
EXCLUSIVE TRUCK AREA
EXCLUSIVE PARKING
700 PATROL ROAD
335,535 S.F.
304 PARKING SPACES
SUITE B
FUTURE TENANT
115,000 S.F
FUTURE TENANT TRUCK AREA
FUTURE TENANT PARKING
POTENTIAL PARKING EXPANSION
RR 800 ACCESS EASEMENT
REVIEW COPY ONLY
NOT AN AS-BUILT SURVEY
Crossdock
DEVELOPMENT

Sheet:	1 of 1
Sheet Title:	SITE PLAN
Project:	RIVER RIDGE CROSSDOCK 700 - BUILDING NO. 1 RIVER RIDGE COMMERCE CENTER, JEFFERSONVILLE, IN 47130
Owner:	RIVER RIDGE CROSSDOCK 700 SUITE 400 SOUTH 200 SOUTH FIFTH STREET LOUISVILLE, KY 40202
Developer:	RIVER RIDGE CROSSDOCK 700 SUITE 400 SOUTH 200 SOUTH FIFTH STREET LOUISVILLE, KY 40202

No.:	Date:	Revision Description:	By:

Surveyed By:	ACCU-AIR SURVEYS
Survey Date:	04-02-07
CAD Drawing Name:	07003 700-02-18-13.dwg
Design Date:	02-18-13
Print Date & Time:	2/19/2013 8:33 AM
Designed By:	SM
Drawn By:	SM
Scale:	NONE
Signature	Date
Signature	Date

Prepared By:

ACCURUS ENGINEERING, LLC
2408 CHATTESWORTH LANE
LOUISVILLE, KY 40242
PHONE: (502) 749-7442 FAX: (502) 333-0644
www.accuruseng.com

Site Plans ■ Subdivision\Site Design ■ Drainage Design ■ Traffic Engineering ■ Roadway Design

A-1

EXHIBIT B

WORK LETTER

THIS WORK LETTER ("Work Letter") is a part of that certain Tenant Industrial Triple Net Lease (the "Lease"), by and between River Ridge Crossdock 700, LLC, a Indiana limited liability company ("Landlord"), and The Standard Register Company ("Tenant"). Capitalized terms not defined in this Work Letter shall have the meanings given to such terms in the Lease.
1.    Definitions. As used in this Work Letter and in the Lease, the term "Tenant Improvements" shall mean those improvements set forth in Exhibit B-1 or Tenant Specifications. The construction and installation of the Tenant Improvements is sometimes referred to herein as the "Work".
2.    Completion of Tenant Improvements. Subject to the terms of the Lease and this Work Letter, Landlord shall use its commercially reasonable and diligent efforts to cause to complete the construction and installation of the Tenant Improvements in accordance with the terms of this Work Letter.
3.    Designation of Representatives. With respect to the planning, design and construction of the Tenant Improvements, Landlord hereby designates Lee C. Wilburn as "Landlord's Representative" and Tenant hereby designates David Clapper as "Tenant's Representative." Tenant hereby confirms that Tenant's Representative has full authority to act on behalf of and to bind Tenant with respect to all matters pertaining to the planning, design and construction of the Improvements. Landlord hereby confirms that Landlord's Representative has full authority to act on behalf of Landlord with respect to matters pertaining to the planning, design and construction of the Improvements. Either party may change its designated representative upon five (5) days prior written notice to the other party.
3.1    No Representations. Notwithstanding anything to the contrary contained in the Lease or herein, Landlord's participation in the preparation of the Tenant Improvements, the cost estimates for the Tenant Improvements and the construction thereof shall not constitute any representation or warranty, express or implied, that the Improvements, if built in accordance with the Work, will be suitable for Tenant's intended purpose. Tenant acknowledges and agrees that the Tenant Improvements are intended for use by Tenant and the specifications and design requirements for such Tenant Improvements are provided to Landlord by Tenant. Landlord's sole obligation shall be to perform the Landlord's Work identified on Exhibit B-1.
4.    Change Orders. After the parties approve the Tenant Improvements and a building permit for the Tenant Improvements is issued, any further changes to the Work shall require the prior written approval of Tenant and Landlord, not to be unreasonably withheld, conditioned or delayed.
5.    Selection of Contractor. Tenant shall enter into a construction contract ("Construction Contract") with one or more contractors chosen by Tenant.
6.    Tenant Improvements; Target Completion Date. Landlord shall use commercially reasonable efforts to complete Landlord's Work by April 1, 2013. Tenant shall complete the Tenant Improvements on or before March 31, 2015. Tenant's work will not delay Lease Commencement.
7.    Tenant's Inspection Rights. At Tenant's request, Landlord shall schedule a walk-through with the Tenant to discuss the progress of Landlord's Work. Landlord shall give Tenant at least forty-eight (48) hours prior notice (written or telephonic) of the Meeting. Tenant or its agents shall have the right to inspect the work in progress ("Inspection") for the purpose of reviewing whether the Landlord's Work is completed to its satisfaction. Tenant agrees to protect, hold harmless and indemnify Landlord from all claims, demands, costs and liabilities (including reasonable attorneys' fees) arising from Tenant's or Tenant's agents entry onto the Land for the purpose of conducting Inspections.
8.    No Representations. Landlord does not warrant that the Building or any component thereof will be free of latent defects or that it will not require maintenance and/or repair within any particular period of time, except as expressly provided herein. Notwithstanding the foregoing, Landlord shall repair or replace, as needed, for the first year of the Term, all HVAC, plumbing, electrical, mechanical, building systems, and overhead doors and their component parts, excluding Tenant's trade fixtures, equipment or other improvements by Tenant, provided Tenant has maintained proper preventive maintenance contracts as provided in the Lease and that the necessary repair or replacement is not caused by Tenant's abuse. Landlord will provide the driveways and exclusive Tenant parking areas for Tenant with a two year contractor warranty.

EXHIBIT B-1

SPECIFICATIONS

BUILDING SIZE
The building contains approximately 450,535 square feet

TENANT IMPROVEMENTS - (TO BE CONSTRUCTED BY TENANT)

Building Tenant Improvements for the 335,535 SF currently exceed Tenant's requirements and Tenant takes the property AS IS, with the following exceptions:

Landlord will provide a Tenant Finish Allowance equal to $100,000 which Tenant will have the right to use for costs of improvements to the Building to better suit the Premises for Tenant's use (“Tenant Improvements”). For example, the Tenant Improvements may (but are not required to) include: dock locks, conversion of employee break rooms to more traditional use, and paint and carpet of office area. Landlord will not be required to reimburse Tenant for any costs for Tenant's furniture, removable fixtures or equipment in the Premises.

Tenant shall contract for the work and seek reimbursement from the Landlord by presenting paid invoices. Landlord will not be required to reimburse Tenant for Tenant Improvements that: (a) were not approved by Landlord before commencement of the work (or, in any case, prior to reimbursement); or (b) were not completed before March 31, 2015. If Tenant has not submitted applications for the full amount of the Tenant Finish Allowance by April 30, 2015 (based on work performed before March 31, 2015), then Tenant will relinquish its rights to the balance of the $100,000, and Tenant will not be permitted to apply the unused balance as a credit against Rent due under the Lease. Tenant's work will not delay executing the Commencement Date Memorandum or Lease Commencement.

LANDLORD'S WORK - (TO BE COMPLETED BY LANDLORD)

Landlord will complete the following work (“Landlord's Work”) at Landlord's sole cost and expense:

•	Installation of separate meters for all utilities serving the Premises, and

•	Installation of T5 lighting for the entire 335,535 SF within the Premises.

EXHIBIT C

COMMENCEMENT DATE MEMORANDUM

With respect to that certain lease ("Lease") dated ____________, 2013, between The Standard Register Company ("Tenant"), and River Ridge Crossdock 700, LLC, an Indiana limited liability company ("Landlord"), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately 335,535 rentable square feet of the building located at 700 Patrol Road, Jeffersonville, Indiana ("Premises"), Tenant hereby acknowledges and certifies to Landlord as follows:
(1)    Landlord delivered possession of the Premises to Tenant Substantially Complete on _____________________ ("Possession Date");
(2)    The Lease commenced on _______________________ ("Commencement Date");
(3)    The Premises contain _________ square feet of space; and
(4)    Tenant has accepted and is currently in possession of the Premises and the Premises are acceptable for Tenant's use.
IN WITNESS WHEREOF, this Commencement Date Memorandum is executed this ___ day of ________________, 2013.

"Tenant"

The Standard Register Company

By: _______________________
Its: _____________________

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EXHIBIT D

PROHIBITED USES
The following types of operations and activities are expressly prohibited on the Premises:
1.    automobile/truck maintenance, repair or fueling;
2.    battery manufacturing or reclamation;
3.    ceramics and jewelry manufacturing or finishing;
4.    chemical (organic or inorganic) storage, use or manufacturing;
5.    drum recycling;
6.    dry cleaning;
7.    electronic components manufacturing;
8.    electroplating and metal finishing;
9.    explosives manufacturing, use or storage;
10.    hazardous waste treatment, storage, or disposal;
11.    leather production, tanning or finishing;
12.    machinery and tool manufacturing;
13.    medical equipment manufacturing and hospitals;
14.    metal shredding, recycling or reclamation;
15.    metal smelting and refining;
16.    mining;
17.    paint, pigment and coating operations;
18.    petroleum refining;
19.    plastic and synthetic materials manufacturing;
20.    solvent reclamation;
21.    tire and rubber manufacturing;
22.    above- and/or underground storage tanks; and
23.    residential use or occupancy.

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EXHIBIT E

RULES AND REGULATIONS

[Attached]

DEVELOPMENT COVENANTS
RIVER RIDGE COMMERCE CENTER
INAAP REUSE AUTHORITY
June 22, 2007
This Declaration of Covenants (Covenants) is made this 22 day of June, 2007, by the INAAP Reuse Authority, (Authority) a body corporate and politic, under the laws of the State of Indiana and is adopted by the Authority to impose development standards to insure the real estate and facilities to be constructed at the River Ridge Commerce Center will be of benefit to the community, state, and region.
1.River Ridge Commerce Center (RRCC) - The real estate and facilities that are the subject of these Covenants is the real property known as the River Ridge Commerce Center, a business park located at the former Indiana Army Ammunition Plant (INAAP) in Clark County, Indiana. The RRCC business park shall be the INAAP vacant land designated by the U.S. Army as being of Category 1 Environmental Condition as of now or so designated in the future.
2.Developer - All persons, firms, partnerships and corporations who own, lease, use, or acquire an interest in any portion of the RRCC shall be referred to as the Developer and be bound by these Covenants that shall run with the land. The Authority shall not be deemed a developer.
3.Development Standards Any Developer who constructs real estate improvements or uses the land or buildings at the RRCC shall be bound by the following development standards:

Permitted Uses -	general manufacturing, warehousing, distribution, office, retail & wholesale sales, & research uses as specifically approved by the Authority

Prohibited Uses -	residential, commercial incineration, junk yard, waste dump, outside storage yard, slaughter house, or smelting of ores

Highway Access -	lot access required to be from interior roads and not directly from Indiana Highway 62

Minimum Lot Size -	3 acres for industrial use 1 acre for commercial use

Minimum Lot Dimensions -	width - 250 feet depth - 2.5 times width lot frontage - 200 feet

Minimum Front Building Set Back -	75 feet from property line or right of way line

Minimum Side & Rear Building Setback -	50 feet from property line or right of way line

Minimum Setback From Body of Water -	50 feet from mean shoreline of any body of water

Maximum Ratio of Floor Area to Lot Area -	50% (one-half)

Maximum Building Height -	60 feet (4 stores)

Permitted Building Materials -	masonry, concrete, metal, or glass materials, harmonious in appearance with adjoining properties.

Permitted Building Identification Wall Signs -
5% of area of building elevation if located within 100 feet of property line, not to exceed 200 sq. ft.

10% of area of building elevation if located between 101 feet & 300 feet of property line, not to exceed 350 sq. ft.

15% of area of building elevation, if located over 300 feet from property line, not to exceed 500 sq. ft.

Permitted Tenant Identification Signs -	1 nameplate sign not more than 9 square feet in area for each tenant, mounted on a building face.

Permitted Free-Standing Monument Signs -	1 sign not to exceed 32 square feet of area and 4 feet in height

Permitted Traffic Signs -	only standard traffic sign types allowed by the Indiana Department of Transportation

Permitted Temporary Signs -	real estate for sale or lease signs on sites or buildings to be sold or leaseed, not to exceed 32 sq. ft.

Prohibited Signs -	billboard, advertising, flashing, rotating, or pylon signs

Proximity of Signs to Street Intersection -	no closer than 90 feet to any corner of a street intersection if not a traffic sign

Permitted Fences -	screening or security fences only as approved by the Authority

Site Drainage -	pipes & culverts are required for drainage under paved areas to permit natural drainage ways

Storm Water Discharge -	all roof and paved area drainage must be discharged into a storm sewer, swale, or detention area, and not a sanitary sewer

Sanitary Sewage -	restricted to discharge into a sanitary sewer system.

Parking Location -	required to be off-street and no closer than 10 feet from any street or right of way easement.

Minimum Parking Spaces -	one space for each employee, visitor, or customer at peak hours of operation as may vary over time.

Maximum Parking Spaces -	one space for each employee, visitor, or customer at peak hours of operation as may vary over time

Parking Space Distribution -	front yard - 30% maximum side yard - 70% maximum rear yard - 10% minimum

Drive, Loading & Parking Area Surface Material -	concrete or asphalt material.

Parking Space Dimensions -	minimum space shall be 9 feet wide & 18 feet deep, divided by painted lines, with 24 feet minimum aisle widths

Loading Area Requirements -	1 off-street loading space for each 25,000 sq. ft of building area, no closer than 75 feet from a lot line, screened by landscaping or berms.

Minimum Landscaped Lot Area -	35% of lot area must be landscaped with, trees, shrubs, and ground cover to improve appearance from street & surrounding buildings.

Minimum Parking Lot Landscaping -	10% of the interior area of parking lot must be landscaped if it includes over 10 spaces.

Time to Complete Landscaping -	must be completed within 120 days of completion of building construction & may be extended solely to allow for proper planting time.

Use of Utility Easements -	must be free of buildings & structures and accessible for repair and maintenance.

Utility Line Locations -	all utility lines must be located underground & not overhead

Outdoor Storage Requirements -	outdoor storage must be screened from view by walls, fence, landscaping or berms.

Refuse Collection Areas -	must be visually screened from view from street and adjacent lots.

Mineral Exploration -	only permitted where & if approved by Authority to create necessary storm water retention areas.

Minimum Distance From Karst Features -	construction disturbance permitted no closer than 100 feet from caves & sinkholes

Minimum Distance from Cemeteries -	construction disturbance permitted no closer than 100 feet from a cemetery boundary

Disturbance of Human Remains -	disturbance prohibited & if found, notification of Authority required

Nuisances Prohibited -
uses shall be in conformance with applicable federal, state, and local standards relative to fire & safety hazards, radioactivity, smoke, fumes, dust, odors, vibration, noise, waste discharge, or other nuisance factors identified by the Authority

Streets & Drainage Requirements -	minimum road construction & drainage standards shall be as required by applicable city or county

Zoning & Building Codes -	land use & construction plans must conform to zoning & building codes of the state & applicable city or county

Required Plan Approvals -	written approval required from the Authority & U.S. Army Corps of Engineers before construction

Army Requirements -	conformance required with all covenants & restrictions required by Army master lease or deeds

4.
Development Plan Requirements - The developer shall submit to the Authority 3 sets of site plans and building elevations sufficient in detail to show how the proposed construction and use of improvements on any lot will conform to the development standards described above in Section 3. The use of the plans by the Authority will be solely to verify their conformance with the development standards. The Developer must obtain written approval of the Authority certifying the plans' conformance with these development standards prior to construction. As a minimum, the plans will include the following information:

name, address, & telephone number of developer

name, address, & telephone number of plan preparer

plan preparation date

lot dimensions & identification

proposed uses of buildings, structures, & lot

building setback from each property line

location of proposed easements

location of proposed buildings and structures

location and dimensions of off street parking spaces and areas location and dimensions of off street loading spaces and areas location and specification for all outdoor lighting fixtures location, size, and description of all proposed signs

location and type of all paving and curbing

location and type of all storm water drainage facilities, including proposed drainage patterns location and type of all landscaping, fences, wall, and berms location of all structures within 300 feet of the lot

location and dimensions of any caves or sinkholes on or within 100 feet of the lot specifications for exterior building materials to be used

location of existing & proposed utilities

any other features required by the Authority

5.Maintenance of Property - The Developer shall maintain and keep all buildings, improvements, and accessory uses on the lot in a safe and clean condition and in compliance with all applicable federal, state, and local government health, fire, safety, and environmental regulations. The Developer shall at regular and frequent intervals remove at its own expense any rubbish, garbage, or trash from the lot and its buildings.

6.Right of Inspection - The Developer shall allow the Authority or its representative to enter the affected property at all reasonable hours for the purpose of inspecting the real estate, improvements, and accessories to verify compliance with these Covenants. Such inspections shall not unreasonably interfere with the conduct of the Developer's business on the premises.

7.Enforcement - The Authority may enforce these Covenants by injunctive process or may utilize any other legal or equitable remedy at the sole cost and expense of the Developer violating these Covenants. The cost of such expenses shall become a lien on the affected property subject to foreclosure. The failure of the Authority to take action with respect to any breach or failure shall not be deemed to be a waiver of these Covenants. These Covenants run with the land and shall be binding on all heirs, successors, or assigns of the Developer and Authority.

8.Amendments - The Authority reserves the right to unilaterally make reasonable changes to these Covenants to clarify the intent of the Covenants or to make more effective their administration.

9.Development Covenant Exceptions - The Authority by unanimous approval of its members may grant exceptions to the dimensions, quantities, and materials required by the above-described Development Standards where in its opinion the exceptions are necessary for the use of the site and would not adversely affect the quality of development and surrounding property values.

10.Additions to the Property - The Authority may unilaterally add additional land to the definition of the "Property" herein, by amendment to Deed of Restrictions.
IN WITNESS WHEREOF, the INAAP Reuse Authority has approved and executed these Covenants as of the date written above.

RIVER RIDGE DEVELOPMENT AUTHORITY

By:    /s/ R. Marc Elliott
R. Marc Elliott, Executive Director

EXHIBIT F

SCHEDULE OF REQUIRED MAINTENANCE CONTRACTS

HVAC
Sprinkler
Roof

F-1

EXHIBIT G

LANDLORD'S LIEN WAIVER

The Standard Register Company ( “Obligor”) now does or hereafter may store certain of its merchandise, inventory, or other of its personal property at premises (the “Premises”) owned by the undersigned (the “Landlord”), and located in the River Ridge Commerce Center at 700 Patrol Road, Jeffersonville, Indiana, which the Landlord leases to the Obligor pursuant to the terms of a lease agreement between the Landlord and the Obligor (the “Lease”), a copy of which is attached as Schedule I hereto.

The Obligor and certain of its affiliates, as Borrowers (collectively, the “Borrowers”) have entered or may enter into certain financing arrangements (as modified, renewed, extended, supplemented and replaced from time to time, the “Credit Facility”) with certain financial institutions (together with the Agent described below, the “Lenders”) and Bank of America, N.A., as agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”) and, as a condition to the Lenders entering into any such Credit Facility with the Borrowers, the Lenders require, among other things, that the Obligor grant the Agent, for and on behalf of the Lenders, a security interest in and lien on all of Obligor's personal property located on the Premises from time to time (the “Collateral”).

To induce the Lenders (together with their respective agents and assigns) to provide said Credit Facility, and for other good and valuable consideration, the Landlord hereby agrees that:

1.The Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way.

2.To the best knowledge of the Landlord, neither the Obligor nor the Landlord is in default under the Lease, and no event or circumstance has occurred or exists which, with the passage of time or the giving of notice or both, would constitute a default under the Lease.

3.The Landlord agrees that: (a) the Agent's lien upon or security interest in the Collateral is prior and superior to any interest, lien or claim of any nature the Landlord may now have or hereafter obtain in the Collateral whether by operation of law, contract or otherwise and the Landlord hereby subordinates to the Agent, for the benefit of the Agent and the Lenders, any rights, liens or claims it has with respect to the Collateral; (b) either the Obligor or the Agent may enter the Premises and remove the Collateral from the Premises at any time without hindrance on the part of the Landlord, provided that the Agent shall be responsible for any damage to the Landlord's property as the result of such removal; and (c) the Landlord shall deem the Collateral to be personal property and not fixtures, notwithstanding the manner or mode of the attachment of the Collateral to the land.

4.The Landlord shall send to the Agent (in the manner provided herein) a copy of any notice or statement sent to the Obligor by the Landlord asserting a default under the Lease. Such copy shall be sent to the Agent at the same time such notice or statement is sent to the Obligor. Notices shall be sent to the Agent by prepaid, registered or certified mail, addressed to the Agent at the following address, or such other address as the Agent shall designate to the Landlord in writing:

Bank of America, N.A.
300 Galleria Parkway, Suite 800
Atlanta, Georgia 30339
Attention: Andrew A. Doherty
Telephone: (404) 607-3219
Telecopy: (312) 453-4665

5.The Landlord shall not terminate the Lease or pursue any other right or remedy under the Lease by reason of any default of the Obligor under the Lease, until the Landlord shall have given a copy of such written notice to the Agent as provided above and, in the event any such default is not cured by the Obligor within any time period provided for under the terms and conditions of the Lease, the Landlord will allow the Agent (a) thirty (30)

days from the expiration of the Obligor's cure period under the Lease within which the Agent shall have the right, but shall not be obligated, to remedy such act, omission or other default and Landlord will accept such performance by the Agent and (b) up to an additional ninety (90) days to occupy the Premises; provided that during such period of occupation the Agent shall pay to the Landlord the basic rent due under the Lease pro-rated on a per diem basis determined on a 30-day month (provided, that such rent shall exclude any rent adjustments, indemnity payments or similar amounts payable under the Lease for default, holdover status or similar charges).

6.The agreements contained herein shall continue in force until all of Obligor's obligations and liabilities to the Lenders and the Agent are paid and satisfied in full and all financing and/or security arrangements among the Lenders, the Agent and the Obligor have been terminated.

7.The undersigned will notify all successor owners, transferees, purchasers and mortgagees of the Premises of the existence of this agreement. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned, upon any successor owner or transferee of the Premises, and upon any purchasers, including any mortgagee, from the undersigned.

EXECUTED under seal as of the date written below.

LANDLORD:

RIVER RIDGE CROSSDOCK 700, LLC, an Indiana limited liability company

By: /s/ Lee C. Wilburn
Name: Lee C. Wilburn
Title: Managing Member
Date: 3/12/13

Schedule I to Landlord Lien Waiver Agreement

Copy of Lease

EXHIBIT H

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
[ECLIPSE]

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of the 20th day of March, 2013 (the “Effective Date”), between ECLIPSE BANK, INC. (together with its successors or assigns in interest, collectively the “Lender”) and THE STANDARD REGISTER COMPANY, an Ohio corporation (“Tenant”), for the benefit of RIVER RIDGE CROSSDOCK 700, LLC, an Indiana limited liability company (together with its successors and assigns under the lease, collectively, the “Landlord”).

Preamble

A.    Landlord and Tenant are parties to a Lease dated March 20, 2013, a copy of which, together with all amendments, is attached as Exhibit A (the “Lease”), under which Tenant has leased the premises described in the Lease (the “Demised Premises”).

B.    Lender is the owner and the holder of a loan evidenced by a Promissory Note dated February 26, 201 in the face amount of $10,924,988.28 (the “Note”). The Note is secured by a mortgage dated the same date as said Note (the “Mortgage”), recorded March 5, 2013 in the Real Property Records of Clark County, Indiana, covering the real property described in the Lease.

C.    Tenant and Lender desire to confirm their understanding with respect to the Lease and the Mortgage, as follows:
Agreement

1.    Subordination. The Lease is now, and will at all times and for all purposes be, subject and subordinate, in every respect, to the lien of the Mortgage, including but not limited to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Mortgage, (collectively a “Modification”), and all other loan documents securing the Note, provided that any and all Modifications shall nevertheless be subject to the terms of this Agreement.

2.    Non-Disturbance. So long as Tenant complies with all of its obligations under the Lease within the applicable cure periods set forth in the Lease, Lender shall not disturb or interfere with Tenant's possession of the Demised Premises, and neither the Lease nor the Term of the Lease will be terminated or otherwise affected by any foreclosure, suit, action or other proceeding to enforce the Mortgage or the Note or any obligation secured by the Mortgage or any loan documents, or by the judicial sale or execution or other sale of the Demised Premises, or by any deed given in lieu of foreclosure, or by the exercise of any other rights given to the Lender by any other documents or as a matter of law, or any default under the Mortgage or the Note.

3.    Attornment. If Lender or any other party succeeds to the interest of Landlord under the Lease in any manner, including but not limited to foreclosure, exercise of any power of sale, succession by deed in lieu or other conveyance (a “Succession”), Tenant will attorn to and be bound to such party (whether Lender or another party) upon such Succession and will recognize Lender or such other party as the landlord under the Lease. Any such attornment will be effective and self-operative without the execution of any further instrument, so long as the successor delivers written notice (including appropriate evidence of the Succession) to Tenant. Tenant waives the provisions of any statute or rule of law that which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect the Lease and the obligations of Tenant as a result of any proceeding in connection with the Mortgage, including foreclosure or trustee's sale.

H-1

4.    Limitation On Lender's Liability. Upon any Succession, Lender and any other party succeeding as Landlord shall not be: (a) liable for any act or omission of the Landlord under the Lease occurring before the date of the Succession; (b) subject to any offsets or defenses which Tenant may have against the Landlord in connection with events occurring before the date of the Succession; (c) bound by any rent or additional rent which Tenant may have paid to Landlord more than one month in advance (except security deposits and other amounts which Tenant may have been required to pay in advance pursuant to the terms of the Lease); or (d) liable for payment of any leasing commissions, if the triggering event for payment of the commissions occurred before the date of the Succession. However, each party succeeding as Landlord after any Succession shall be liable for the performance of the obligations of the Landlord under the Lease during the period such party owns the Demised Premises.

5.    Tenant's Warranty. Tenant warrants to Lender that as of the Effective Date: (a) the document attached as Exhibit A constitutes a true, correct and complete copy of the Lease; (b) Tenant has no knowledge that Landlord is in default under the Lease; (c) the Lease is a complete statement of the agreement of the parties with respect to the leasing of the Demised Premises; (d) the Lease is validly executed by Tenant and in full force and effect; (e) all conditions to the Lease have been satisfied, except conditions which are not required to have been satisfied by the Effective Date; and (f) Tenant has not subordinated the Lease or any of its rights under the Lease to any other lien or mortgage.

6.    Lender Cure Rights. Tenant will deliver copies of all notices of default to Lender at the address the following address, or any other address designated by Lender.

President and CE
Eclipse Bank
3827 Shelbyville Road
Louisville, KY 40207
All notices will be delivered consistent with the requirements of the notice provisions in the Lease. If default described in Tenant's notice would entitle Tenant to cancel the Lease or abate the rent payable thereunder, Tenant agrees not to exercise the remedy of Lease termination or Rent abatement until the later of the cure period specified in the Lease, or 20 days after the notice of default is delivered to Lender. If Lender cures any Landlord default, Tenant agrees to accept the cure under the Lease.
7.    Rent Payment. Upon written notice to Tenant and Landlord confirming: (a) that Lender is exercising its rights under the Mortgage or any other loan documents acting to secure the Note following a default under the Loan, or (b) Lender's Succession to the Landlord's interest under the Lease, Tenant agrees to pay all rents due under the Lease in accordance with Lender's written directions, which may include instructions to pay directly to Lender.

8.    No Oral Modification/Binding Effect. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.

9.    Laws. This Agreement shall be construed in accordance with the laws of the jurisdiction in which the Demised Premises are located.

H-2

IN WITNESS WHEREOF, the parties executed this Agreement as of the Effective Date.

TENANT:

THE STANDARD REGISTER COMPANY,
an Ohio corporation

By: /s/ Joseph P. Morgan Jr.
Name: Joseph P. Morgan Jr.
Title: President & CEO

LENDER:

Eclipse Bank, Inc.

By: /s/ Howard Hogue
Name: Howard Hogue
Title: SVP

LANDLORD:

RIVER RIDGE CROSSDOCK 700, LLC,
an Indiana limited liability company

By: /s/ Lee C. Wilburn
Name: Lee C. Wilburn
Title: Managing Member

H-3